Exhibit 4(d)

DESCRIPTION OF THE REGISTRANT’S DEBT SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES AND EXCHANGE ACT OF 1934
The following description of Emerson Electric Co’s 0.375% notes due 2024 (the “2024 Notes”), 1.250% notes due 2025 (the “2025 Notes”), 2.000% notes due 2029 (the “2029 Notes,” and collectively, the “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of December 10, 1998 (the “Base Indenture”) between Emerson Electric Co. and Wells Fargo Bank, National Association as successor to The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Mellon (formerly known as The Bank of New York), as supplemented in the case of the 2025 Notes and the 2029 Notes, by the first supplemental indenture, dated as of January 15, 2019 among Emerson Electric Co., Wells Fargo Bank, National Association and The Bank of New York Mellon Trust Company, N.A., and, as supplemented in the case of the 2024 Notes by the second supplemental indenture, dated as of May 22, 2019, between Emerson Electric Co. and Wells Fargo Bank, National Association (the Base Indenture, as supplemented by the first and second supplemental indentures, the “indenture”). References to “Emerson,” “we,” “us” and “our” in this section are only to Emerson Electric Co. and not its consolidated subsidiaries. The 2024 Notes, the 2025 Notes and the 2029 Notes are each traded on the New York Stock Exchange under the bond trading symbols “EMR 24,” “EMR 25A” and “EMR 29,” respectively.
The Trustee for each series of Notes is Wells Fargo Bank, National Association (the “Trustee”).
Pursuant to an Agency Agreement, dated as of January 15, 2019, with respect to the 2025 Notes and 2029 Notes, and May 22, 2019, with respect to the 2024 Notes (each an “Agency Agreement”), we appointed Elavon Financial Services DAC, UK Branch to act as paying agent, and U.S. Bank National Association to act as registrar and transfer agent, for the 2024 Notes, and the 2025 Notes and 2029 Notes, respectively.
These summaries are not complete and are subject to, and qualified in their entirety by reference to, the actual provisions of the indenture and the Notes. For a complete description of the terms and provisions of the Notes, refer to the indenture, including as supplemented by the first supplemental indenture and the second supplemental indenture, and to the forms of Notes and Agency Agreements, all of which are filed as exhibits to the Form 8-As filed with the Securities and Exchange Commission on January 16, 2019, with respect to the 2025 Notes and 2029 Notes, and on May 24, 2019, with respect to the 2024 Notes.
We have issued a significant amount of other debt securities under the indenture that have neither been registered pursuant to Section 12 of the Securities Exchange Act of 1934 nor listed on the NYSE. You should refer to our description of the amount of debt outstanding as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other filings with the Securities and Exchange Commission. The indenture does not limit the amount of debt securities that we may issue under the indenture.
General
Each of the 2024 Notes, 2025 Note and the 2029 Notes were initially issued in a €500,000,000 aggregate principal amount. We may, without the consent of the holders of a series of Notes, create and issue additional Notes ranking equally with the 2024 Notes, 2025 Notes or the 2029 Notes, as applicable, in all respects, including having the same ISIN and CUSIP numbers, so that such additional Notes shall be consolidated and form a single series with the 2024 Notes, the 2025 Notes or the 2029 Notes, as applicable, and shall have the same terms as to status, redemption or otherwise as to the applicable series of Notes; provided that if any such additional 2024 Notes are not fungible with the 2024 Notes initially issued, additional 2025 Notes are not fungible with the 2025 Notes initially issued, or additional 2029 Notes are not fungible with the 2029 Notes initially issued, in any case for U.S. federal income tax purposes, such additional series of Notes will have one or more separate ISIN and CUSIP numbers from those of the 2024 Notes, 2025 Notes or 2029 Notes, as applicable. No additional series of Notes may be issued if an Event of Default (as defined in the Base Indenture) has occurred and is continuing with respect to the applicable series of Notes. As of November 18, 2019, no such additional Notes have been issued.
The 2024 Notes will mature on May 22, 2024, and the interest rate on the 2024 Notes is 0.375% per annum. The 2025 Notes will mature on October 15, 2025, and the interest rate on the 2025 Notes is 1.250% per annum. The 2029 Notes will mature on October 15, 2029, and the interest rate on the 2029 Notes is 2.000% per annum.

The Notes are senior unsecured obligations and rank equally with all of our existing and future unsecured and unsubordinated debt.
The Notes were issued in a form of one or more registered global securities in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Payment of Principal and Interest
The 2024 Notes bear interest from May 22, 2019. We will pay interest on the 2024 Notes annually in arrears on May 22 of each year, beginning in 2020, and on the maturity date for the Notes, to the record holders at the close of business on the preceding May 7 (whether or not such record date is a business day). The 2025 Notes and 2029 Notes will bear interest from January 15, 2019. We will pay interest on the 2025 Notes and 2029 Notes annually in arrears on October 15 of each year, beginning in 2019, and on the applicable maturity date for each such series of Notes, to the record holders at the close of business on the preceding September 30 (whether or not such record date is a business day).
For the purposes of the Notes, “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or May 22, 2019, if no interest has been paid on the 2024 Notes, and January 15, 2019 if no interest have been paid on the 2025 Notes and 2029 Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
Principal, premium, if any, and interest payments on the Notes, including any payments made upon any redemption of the Notes, will be paid in euros; provided, that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then in such circumstances, all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as determined by us in our sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the indenture governing the Notes. Neither the Trustee nor the paying agent has any responsibility for any calculation or conversion in connection with the foregoing.
The Notes were initially issued as global notes registered in the name of the nominee of the common depositary for the accounts of Clearstream, Luxembourg and Euroclear. The rights of holders of beneficial interests of Notes to receive the payments of interest on such Notes, the rights transfer the Notes and rights to receive, in certain conditions, definitive notes, are subject to the terms of the Notes and the applicable procedures of Clearstream, Luxembourg and Euroclear.
We will not make any sinking fund payments in connection with the Notes.
Optional Redemption
Each series of the Notes will be redeemable, in whole or from time to time in party, at our option at any time.
We may redeem the 2024 Notes on any date prior to April 22, 2024 at a redemption price in euro equal to the greater of (1) 100 percent of the principal amount of the 2024 Notes to be redeemed; and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2024 Notes to be redeemed, not including any portion of these payments of interest accrued as of the date of which such Notes are to be redeemed, discounted to the date on which such Notes are to be redeemed on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points.

We may redeem the 2025 Notes on any date prior to July 15, 2025 at a redemption price in euro equal to the greater of (1) 100 percent of the principal amount of the 2025 Notes to be redeemed; and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes to be redeemed, not including any portion of these payments of interest accrued as of the date of which such Notes are to be redeemed, discounted to the date on which such Notes are to be redeemed on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 25 basis points.
We may redeem the 2029 Notes on any date prior to July 15, 2029 at a redemption price in euro equal to the greater of (1) 100 percent of the principal amount of the 2029 Notes to be redeemed; and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2029 Notes to be redeemed, not including any portion of these payments of interest accrued as of the date of which such Notes are to be redeemed, discounted to the date on which such Notes are to be redeemed on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 30 basis points.
In every such case, the redemption price will also include interest accrued to, but excluding, the date of redemption on the principal balance of the series of Notes being redeemed.
At any time on or after April 22, 2024, we may redeem some or all of the 2024 Notes at our option at a redemption price equal to 100% of the principal amount of the series of Notes to be redeemed.
At any time on or after July 15, 2025, we may redeem some or all of the 2025 Notes at our option at a redemption price equal to 100% of the principal amount of the series of Notes to be redeemed
At any time on or after July 15, 2029, we may redeem some or all of the 2029 Notes at our option at a redemption price equal to 100% of the principal amount of the series of Notes to be redeemed.
In every such case, the redemption price will also include interest accrued to, but excluding, the date of redemption on the principal balance of the series of Notes being redeemed.
The principal amount of a Note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.
For purposes of the optional redemption provisions of the Notes, the following terms will be applicable:
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German federal government bond whose maturity is closest to the maturity of the series of Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the series of Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the redemption date, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
General Information Regarding Optional Redemption
Notice of any redemption will be mailed or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream, Luxembourg to the holders of the Notes being redeemed not less than 30 days and not more than 60 days before the redemption date of the series of Notes being redeemed, as well as in accordance with the indenture. Unless we default on payment of the redemption price, on and after the redemption date, the series of Notes or any portion of the series of Notes called for redemption will stop accruing interest. On or before any redemption date, we will deposit with the paying agent or the Trustee money sufficient to pay the accrued interest on the series of Notes to be redeemed and their redemption price. If less than all of a series of Notes are to be redeemed, then the Notes in that series shall be selected by the paying agent by a method the paying agent deems to be fair and appropriate or, in the event that the Notes are represented by one or more global notes, beneficial interests therein shall be selected for redemption by Clearstream, Luxembourg and Euroclear in accordance with their respective applicable procedures therefor. If the Notes are listed on any national securities exchange, Euroclear or Clearstream, Luxembourg will select the Notes for redemption in compliance with their respective procedures and those of the principal national securities exchange on which the Notes are listed. Notwithstanding the foregoing, if less than all of the Notes are to be redeemed, no Notes of a principal amount of €100,000 or less shall be redeemed in part.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay such additional amounts as will result in the receipt by each beneficial owner of a Note that is not a United States person (as defined below) of such amounts, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States (including any withholding or deduction with respect to the payment of such additional amounts) as would have been received had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)
to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, the holder or beneficial owner if the holder or beneficial owner is an estate, trust, partnership, corporation or other entity, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having been present in the United States or having had a permanent establishment in the United States;

(b)
having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment thereon or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c)
being or having been a personal holding company, a passive foreign investment company, a controlled foreign corporation or a foreign tax exempt organization for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)
being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e)	being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)
to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of such additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)
to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or other person, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deducting from payments on the Notes;

(5)
to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, treaty, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)
to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or premium, if any, or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(8)
to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)
to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(10)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).
The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “- Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “- Payment of Additional Amounts” and under the heading “- Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Any reference to amounts payable in respect of the Notes herein or in the indenture shall be deemed to include any additional amounts which may be payable as described above.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) or treaties of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations, rulings or treaties, which change or amendment is announced or becomes effective after the date of the applicable prospectus supplement, we become or will become obligated to pay additional amounts as described herein under the heading “- Payment of Additional Amounts” with respect to a series of Notes, then we may at any time at our option redeem, in whole, but not in part, such outstanding series of Notes on not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption; provided such obligation cannot be avoided by our taking reasonable measures available to us, not including substitution of the obligor under such Notes.
Defeasance
We may defease our obligations with respect to a series of Notes. For additional information regarding conditions and requirements for defeasance of a series of Notes, see “Base Indenture Provisions-Defeasance.”

Governing Law; Jury Trial Waiver
The Notes will be governed by and construed in accordance with the laws of the State of New York. The supplemental indenture provides that the parties thereto, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the supplemental indenture, the Notes or any transaction contemplated thereby.
Information Concerning the Trustee
Wells Fargo Bank, National Association is the Trustee under the indenture for the Notes. The Trustee is a lender under our backup credit facility. From time to time, we may enter into other banking relationships with the Trustee or its affiliates. Additionally, Wells Fargo Securities International Limited, an affiliate of Wells Fargo Bank, National Association, was one of the underwriters in the original offerings of each series of Notes.
At the time of the original issuance of the Notes, the Trustee for the Notes, Wells Fargo Bank, National Association, maintained its Corporate Trust Office at 150 East 42nd street, 40th Floor, New York, New York 10017, Attention: Corporate Trust Services.
Paying Agent, Transfer Agent and Registrar
Pursuant to an agency agreement entered between us, the Trustee, the Paying Agent and the transfer agent and registrar, we appointed Elavon Financial Services DAC, UK Branch, to act as paying agent in connection with the Notes, and we appointed U.S. Bank National Association to act as transfer agent and registrar for the Notes.
At the time of the original issuance of the Notes, the paying agent for the Notes, Elavon Financial Services DAC, UK Branch, maintained its corporate trust paying agent office at 125 Old Broad Street, Fifth Floor, London EC2N 1 AR, United Kingdom, Attention: MBS Relationship Management. At the time of the original issuance of the Notes, U.S. Bank National Association, in its capacity as transfer agent and registrar, maintained its office 100 Wall Street, New York, New York 10005.
Base Indenture Provisions:
When we use capitalized terms that we do not define in this section, Base Indenture Provisions, those terms have the meanings given in the Base Indenture. Section references included in this section, Base Indenture Provision, refer to Sections in the Base Indenture.
Limitations on Liens
Under the Indenture, we and our Restricted Subsidiaries (defined below) may not issue any debt for money borrowed, or assume or guarantee any such debt, which is secured by a mortgage on a Principal Property (defined below) or shares of stock or indebtedness of any Restricted Subsidiary, unless such mortgage similarly secures the debt securities. A Principal Property is any manufacturing plant or manufacturing facility that we or any Restricted Subsidiary owns, located within the continental United States and, in the opinion of our board of directors, is of material importance to our total business that we and our Restricted Subsidiaries conduct, taken as a whole. The above restriction will not apply to debt that is secured by:

•	mortgages on property, shares of stock or indebtedness of any corporation that exists when it becomes a Restricted Subsidiary;

•	mortgages on property that exist when we acquire the property and mortgages that secure payment of the purchase price of and improvements to the mortgaged property;

•	mortgages that secure debt which a Restricted Subsidiary owes to us or to another Restricted Subsidiary;

•	mortgages that existed at the date of the Indenture;

•	mortgages on property of a company that exist when we acquire the company;

•	mortgages in favor of a government to secure debt that we incur to finance the purchase price or cost of construction of the property that we mortgage; or

•	extensions, renewals or replacement of any of the mortgages described above.
A Restricted Subsidiary is a direct or indirect subsidiary of ours if substantially all of its property is located in the continental United States and if it owns any Principal Property (except a subsidiary principally engaged in leasing or in financing installment receivables or overseas operations).
The Indenture also excepts from this limitation on liens secured debt in an amount up to 10% of our Consolidated Net Tangible Assets. (Section 3.6)
Limitation on Sale and Leaseback Transactions
We and our Restricted Subsidiaries may not enter into sale and leaseback transactions involving any Principal Property (except for leases of up to three years, and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries) unless

•
we could issue debt secured by the property involved (under the limitations on liens described above) in an amount equal to the Attributable Debt which would be calculated under the Indenture based on the rental payments to be received, or

•	we pay other debt within 90 days in an amount not less than such Attributable Debt amount. (Section 3.7)
Restrictions on Consolidation, Merger or Sale
We may not consolidate or merge or sell or convey all or substantially all of our assets unless (1) we are the surviving corporation, or the surviving corporation (if it is not Emerson) is a domestic (U.S.) corporation and assumes our obligations on your debt securities and under the Indenture; and (2) immediately after any such transaction, there is no default. (Section 9.1)
Defeasance
The Indenture includes provisions allowing defeasance that we may choose to apply to debt securities of any series. If we do so, we would irrevocably deposit with the Trustee or another trustee money or U.S. Government Obligations sufficient to make all payments on the defeased debt securities. Our ability to exercise our option to cause a defeasance is conditioned upon (a) no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, occurring, and (b) no breach continuing or occurring as a result of such defeasance. If we make such a deposit with respect to your debt securities, we may elect either:

•
to be discharged from all our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

•	to be released from our restrictions described above relating to liens and sale/leaseback transactions.
To establish such a trust, we must deliver to the Trustee an opinion of our counsel that the Holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. There may be additional provisions relating to defeasance which we will describe in the prospectus supplement. (Sections 12.1 through 12.4)
Events of Default, Notice and Waiver
If certain Events of Default by us specified in the Indenture happen and are continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding debt securities of the defaulted series may declare the principal, and accrued interest, if any, of all securities of such series to be immediately due and payable. If certain specified Events of Default happen and are continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding debt securities of all series may declare the principal, and accrued interest, if any, of all the outstanding debt securities to be due and payable. (Section 5.1)

An Event of Default in respect of any series of debt securities means:

•	default for 30 days in payment of any interest installment;

•	default in payment of principal, premium, sinking fund installment or analogous obligation when due;

•
unless stayed by litigation, default in performance of any other covenant in the Indenture governing such series, for 90 days after notice to us by the Trustee or by the Holders of 25% in principal amount of the outstanding debt securities of such series;

•	certain events of our bankruptcy, insolvency and reorganization; and

•	any additional events of default described in the prospectus supplement. (Section 5.1)
Within 90 days after a default in respect of any series of debt securities, the Trustee must give to the Holders of such series notice of all uncured defaults by us known to it. However, except in the case of default in payment, the Trustee may withhold such notice if it in good faith determines that such withholding is in the interest of such Holders. The term “default” means, for this purpose, the happening of any Event of Default, disregarding any grace period or notice requirement. (Section 5.11)
Before the Trustee is required to exercise rights under the Indenture at the request of Holders, it is entitled to receive from such Holders such reasonable indemnity or, in certain cases, security, as it may require, against costs, liabilities and expenses, subject to its duty, during an Event of Default, which has not been cured or waived, to act with the required standard of care. (Sections 6.1 through 6.13)
In certain cases, the Holders of a majority in principal amount of the outstanding debt securities of any series may, subject to certain limitations, direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Section 5.9)
The Indenture provides that Holders of debt securities do not have any right to bring suit under the Indenture unless such Holder shall have given to the Trustee written notice of default and unless Holders of 25% in principal amount of the outstanding debt securities of such series shall have made written request to the Trustee and offered to the Trustee such reasonable indemnity as it may require, and the Trustee shall have failed for 60 days to institute such suit. (Section 5.6)
If an Event of Default occurs, the Trustee will distribute the money it collects in the following order:

•	First, to the Trustee and its agents and attorneys an amount sufficient to cover their reasonable compensation, costs, expenses, liabilities and advances made.

•
Second, in the case the principal of the defaulted series is not yet due and payable, ratably to the persons entitled to payment of interest on the defaulted series in order of the maturity of the installments of such interest, with interest on the overdue installments of interest, or, in the case the principal of the defaulted series is due and payable, ratably, based on the aggregate of principal and accrued and unpaid interest, to persons entitled to payment of principal and interest on the defaulted series, with interest on the overdue principal and overdue installments of interest.

•	Third, the remainder to us or any other person entitled to it. (Section 5.3)
Under the indenture, we must file an annual certificate with the Trustee as to our compliance with conditions and covenants under the Indenture. (Section 3.5)
In certain cases, the Holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the Holders of all debt securities of such series, or the Holders of a majority of all outstanding debt securities voting as a single class, on behalf of the Holders of all outstanding debt securities, may waive any past default or Event of Default, or compliance with certain provisions of the Indenture, but may not waive, among other things, an uncured default in payment. (Sections 5.1 and 5.10)
Modification or Amendment of the Indenture
If we receive the consent of the Holders of a majority in principal amount of the outstanding debt securities affected,

we may enter into supplemental indentures with the Trustee that would

•	add, change or eliminate provisions in the Indenture; or

•	change the rights of the Holders of debt securities.
However, unless we receive the consent of all of the affected Holders, we may not enter into supplemental indentures that would with respect to the debt securities of such Holders:

•	change the maturity;

•	reduce the principal amount or any premium;

•	reduce the interest rate or extend the time of payment of interest;

•	reduce any amount payable on redemption or reduce the amount of the principal of an Original Issue Discount Security that would be payable on acceleration;

•	impair or affect the right of any Holder to institute suit for payment;

•	change any right of the Holder to require repayment; or

•	reduce the requirement for approval of supplemental indentures. (Section 8.2)
We may also, without consent of the Holders, enter into supplemental indentures with the Trustee that would, among other things:

•	convey property to the Trustee as security for the debt securities;

•	evidence the succession of another corporation and provide for assumption of rights and obligation under the Indenture;

•	add covenants, restrictions and conditions as we and the Trustee shall consider to be for the protection of the Holders of the outstanding debt securities;

•	add covenants, restrictions and conditions as described under “General” above;

•	cure any ambiguity or correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision contained in the Indenture;

•	make such other provisions as we may deem necessary or desirable so long as the interests of the Holders are not adversely affected thereby; or

•	make such other changes to the terms of the debt securities as left to our discretion by the terms of the Indenture. (Section 8.1)
Removal of Trustee
Under certain circumstances, the Holders of a majority in principal amount of the Securities may remove the Trustee with respect to such series and appoint a successor Trustee for such series, or any Securityholder of at least six months may petition a court for the removal of the Trustee and the appointment of a successor Trustee with respect to a particular series. (Section 6.10)